UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Knight Transportation, Inc.
(Exact name of registrant as specified in its charter)

Arizona	86-0649974
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5601 W. Buckeye Road, Phoenix, AZ	85043
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

GENERAL

The capital stock of Knight Transportation, Inc. (the “Registrant”) to be registered on The New York Stock Exchange, Inc. is the Registrant’s Common Stock. The Registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), authorize the issuance of up to 100,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share (“Preferred Shares”). As of December 15, 2004, 56,658,267 shares of Common Stock and no Preferred Shares were issued and outstanding. The following description of the Registrant’s capital stock is qualified in its entirety by reference to the Articles of Incorporation and the Registrant’s Restated Bylaws, as amended (the “Bylaws”), copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK

The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock do not vote as a class, except as required by law, and, except for certain cumulative voting rights, each share is entitled to one vote on all matters submitted to a vote of the shareholders. Under the Arizona State Constitution, cumulative voting is required for the election of directors. This means that a shareholder has the right to cast as many votes in the aggregate as he is entitled to vote under the Articles of Incorporation multiplied by the number of directors to be elected. A shareholder may cast all his votes for one director candidate or distribute such votes among two or more director candidates, as the shareholder sees fit.

Pursuant to the Articles of Incorporation, the Registrant’s Board of Directors currently is divided into three classes. The Articles of Incorporation provide that there must be not less than three directors in each class, and that the number of directors in each class must be as nearly equal as reasonably possible. Each director elected in a class is elected to serve for a term ending with the conclusion of the third succeeding annual meeting of shareholders after the date of such director’s election. Under the cumulative voting rights provided by the Constitution of the State of Arizona, each shareholder, when electing a class of directors, has the right to cast as many votes in the aggregate as he has voting shares multiplied by the number of directors to be elected in that class.

Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Registrant, to share ratably in all assets remaining after payments of liabilities and liquidation preferences to holders of any Preferred Shares then outstanding.

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Holders of Common Stock have no preemptive or conversion rights and are not subject to assessments by the Registrant. There are no redemption or sinking funds provisions applicable to Common Stock and holders of Common Stock have no preference in liquidation. Subject to any contractual restrictions affecting an individual holder or its shares and except as may be required by law, there are no restrictions on the alienability of the shares of Common Stock. There are no provisions discriminating against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of securities. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any Preferred Shares that may be issued in the future.

PREFERRED STOCK

The Articles of Incorporation authorize the Board of Directors to issue Preferred Shares in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into the Common Stock) of any class of Preferred Shares issued. The Registrant has no present plans to issue Preferred Shares.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

Certain provisions of the Articles of Incorporation may have the effect of delaying, deferring or preventing a change in control of the Registrant. The Articles of Incorporation provide the Board of Directors the ability to issue Preferred Shares and to set the voting rights, preferences and other terms thereof. The ability of the Board of Directors to authorize the issuance of Preferred Shares may have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including a takeover which certain shareholders may deem to be in their best interests).

The Articles of Incorporation also provide that, until December 31, 2005, the consent of those persons holding 67% of the Registrant’s issued and outstanding shares of capital stock, voting as a single class, is required to approve any offer to purchase substantially all of the Registrant’s assets or any share exchange, plan of merger or consolidation, or other transaction pursuant to which the outstanding Common Stock of the Registrant is exchanged, acquired, or converted into cash or other consideration given or issued by another person that is not controlled by the Registrant. For purposes of the foregoing, a person is controlled by the Registrant only if the Registrant owns more than 50% of the combined voting power of all classes of stock of such person, if such person is a corporation, or the Registrant holds more than 50% of the beneficial interest, capital, profits, or voting rights of such person, if such person is not a corporation.

To the extent that these provisions discourage takeover attempts, fluctuations in the market price of the Registrant’s Common Stock, which may result from actual or rumored takeover attempts, will be inhibited.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Registrant’s Common Stock is Mellon Investor Services LLC.

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Item 2. Exhibits.

The following exhibits are filed as a part of this registration statement:

3.1	Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1. No 33-83534.)
3.1.1	First Amendment to Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1.1 to the Company's report on Form 10-K for the period ended December 31, 2000.)
3.1.2	Second Amendment to Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1.2 to the Company's Registration Statement on Form S-3 No. 333-72130.)
3.1.3	Third Amendment to Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit to the Company's Report on Form 10-K for the period ended December 31, 2002.)
3.2	Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3 No. 333-72130.)
3.2.1	First Amendment to Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2.1 to the Company's Report on Form 10-K for the period ended December 31, 2002.)
4.1	Articles 4, 10 and 11 of the Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to this Report on Form 8-A.)
4.2	Sections 2 and 5 of the Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 to this Report on Form 8-A.)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:    December 27, 2004

Knight Transportation, Inc.
By:	/s/ David A. Jackson
Name: David A. Jackson
Title: Chief Financial Officer

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